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                                                                     EXHIBIT 5.1



                                  July 29, 1996


IntelliQuest Information Group, Inc.
1250 Capital of Texas Highway South
Building Two, Plaza One
Austin, Texas  78746

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 29, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 46,974 shares of your Common Stock (the "Shares") reserved for issuance under the Pipeline Communications, Inc. 1994 Incentive Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under such Plan.

     It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the respective agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.


                                   Very truly yours,

                                   /s/Wilson, Sonsini, Goodrich & Rosati

                                   WILSON, SONSINI, GOODRICH & ROSATI
                                   Professional Corporation